EXHIBIT 4.3

DESCRIPTION OF REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

DESCRIPTION OF CAPITAL STOCK

The following descriptions are summaries of the material terms of our amended and restated certificate of incorporation (“Certificate of Incorporation”) and amended and restated bylaws (“Bylaws”), and relevant sections of the Delaware General Corporate Law, or the “DGCL.” This summary is not complete and is subject to, and is qualified in its entirety by express reference to, the provisions of our Certificate of Incorporation and Bylaws, each of which is filed as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.3 is a part.

General

Our authorized capital stock as set forth in our Certificate of Incorporation consists of 700,000,000 shares of common stock, par value $0.01 per share and 70,000,000 shares of preferred stock, par value of $0.01 per share.

All of the outstanding shares of our common stock is validly issued, fully paid and non-assessable. Our common stock is listed and principally traded on the New York Stock Exchange under the ticker symbol “CON.”

Common Stock

The holders of our common stock are entitled to dividends as our board of directors may declare from funds legally available therefore, subject to the preferential rights of the holders of our preferred stock, if any, and any contractual limitations on our ability to declare and pay dividends. The holders of our common stock are entitled to one vote per share on any matter to be voted upon by stockholders. Our Certificate of Incorporation does not provide for cumulative voting in connection with the election of directors, and accordingly, holders of more than 50% of the shares voting will be able to elect all of the directors. No holder of our common stock will have any preemptive right to subscribe for any shares of capital stock issued in the future.

Upon any voluntary or involuntary liquidation, dissolution, or winding up of our affairs, the holders of our common stock are entitled to share ratably in all assets remaining after payment of creditors and subject to prior distribution rights of our preferred stock, if any.

Preferred Stock

As of the date of this filing, no shares of our preferred stock are outstanding. Our Certificate of Incorporation provides that our board of directors may by resolution establish one or more classes or series of preferred stock having the number of shares and relative voting rights, designation, dividend rates, liquidation, and other rights, preferences, and limitations as may be fixed by them without further stockholder approval. The holders of our preferred stock may be entitled to preferences over common stockholders with respect to dividends, liquidation, dissolution, or our winding up in such amounts as are established by our board of directors’ resolutions issuing such shares.

The issuance of our preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the holders and may adversely affect voting and other rights of holders of our common stock. In addition, issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding shares of voting stock. At present, we have no plans to issue any shares of preferred stock.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws and Delaware Law

The following is a description of certain provisions of the DGCL, and our Certificate of Incorporation and Bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to the DGCL, and our Certificate of Incorporation and Bylaws.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the DGCL. Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an “interested stockholder,” unless the business combination is approved by our board of directors or our stockholders in a prescribed manner; the interested stockholder owns at least 85% of our voting stock (excluding for this purpose shares held by our directors and officers); or at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A “business combination” includes certain mergers, asset sales, and other transactions resulting in a financial benefit to the “interested stockholder.” Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns 15% or more of our voting stock, or who is an affiliate or an associate of us who, within the three years prior to the date the determination is to be made, did own 15% or more of our voting stock.

Certificate of Incorporation and Bylaws

Certain provisions of our Certificate of Incorporation and Bylaws could have anti-takeover effects. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our corporate policies formulated by our board of directors. In addition, these provisions also are intended to ensure that our board of directors will have sufficient time to act in what our board of directors believes to be in the best interests of us and our stockholders. These provisions also are designed to reduce our vulnerability to an unsolicited proposal for our takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of us. The provisions are also intended to discourage certain tactics that may be used in proxy fights.

However, these provisions could delay or frustrate the removal of incumbent directors or the assumption of control of us by the holder of a large block of common stock, and could also discourage or make more difficult a merger, tender offer, or proxy contest, even if such event would be favorable to the interest of our stockholders.

Classified Board of Directors. Our Certificate of Incorporation provides for our board of directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three year terms (other than directors which may be elected by holders of preferred stock, if any). As a result, approximately one-third of our board of directors will be elected each year. The classified board provision will help to assure the continuity and stability of our board of directors and our business strategies and policies as determined by our board of directors. The classified board provision could have the effect of discouraging a third party from making an unsolicited tender offer or otherwise attempting to obtain control of us without the approval of our board of directors. In addition, the classified board provision could delay stockholders who do not like the policies of our board of directors from electing a majority of our board of directors for two years.

No Stockholder Action by Written Consent; Special Meetings. Our Certificate of Incorporation provides that stockholder action can only be taken at an annual or special meeting of stockholders and prohibits stockholder action by written consent in lieu of a meeting. Our Bylaws provide that special meetings of stockholders may be called only by our board of directors or our Chief Executive Officer. Our stockholders are not permitted to call a special meeting of stockholders or to require that our board of directors call a special meeting.

Advance Notice Requirements for Stockholder Proposals and Director Nominees. Our Bylaws establish an advance notice procedure for our stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. The stockholder notice procedure provides that only persons who are nominated by, or at the direction of, our board of directors, or by a stockholder who has given timely written notice to our Secretary prior to the meeting at which directors are to be elected, will be eligible for election as our directors. The stockholder notice procedure also provides that at an annual meeting, only such business may be conducted as has been brought before the meeting by, or at the direction of, our board of directors or by a stockholder who has given timely written notice to our Secretary of such stockholder’s intention to bring such business before such meeting. Under the stockholder notice procedure, if a stockholder desires to submit a proposal or nominate persons for election as directors at an annual meeting, the stockholder must submit written notice to us not less than 90 days nor more than 120 days prior to the first anniversary of the previous year’s annual meeting. In addition, under the stockholder notice procedure, a stockholder’s notice to us proposing to nominate a person for election as a director or relating to the conduct of business other than the nomination of directors must contain certain specified information. If the chairman of a meeting determines that business was not properly brought before the meeting in accordance with the stockholder notice procedure, such business shall not be discussed or transacted.

Number of Directors; Removal; Filling Vacancies. Our Bylaws provide that our board of directors will consist of not less than five or more than eleven directors, the exact number to be fixed from time to time by resolution adopted by our directors. Further, subject to the rights of the holders of any series of our preferred stock, if any, our Bylaws authorize our board of directors to fill any vacancies that occur in our board of directors by reason of death, resignation, removal, or otherwise. A director so elected by our board of directors to fill a vacancy or a newly created directorship holds office until the next election of the class for which such director has been chosen and until his successor is elected and qualified. Subject to the rights of the holders of any series of our preferred stock, if any, our Bylaws also provide that directors may be removed only for cause and only by the affirmative vote of holders of a majority of the combined voting power of our then outstanding stock. The effect of these provisions is to preclude a stockholder from removing incumbent directors without cause and simultaneously gaining control of our board of directors by filling the vacancies created by such removal with its own nominees.

Conflicts of Interest; Corporate Opportunities. In order to address potential conflicts of interest between us and Select Medical Holdings Corporation (“Select”), our Certificate of Incorporation includes certain provisions regulating and defining the conduct of our affairs to the extent that they may involve Select and its directors, officers or employees and our rights, powers, duties and liabilities and those of our directors, officers, employees and shareholders in connection with our relationship with Select. These provisions generally recognize that we and Select may engage in the same or similar business activities and lines of business or have an interest in the same areas of corporate opportunities and that we and Select will continue to have contractual and business relations with each other. Until no person who is a Select director, officer or employee is also serving as our director or officer, the board of directors is expected to renounce any interest or expectancy of ours in any corporate opportunities that are presented to our directors, officers or employees who are also directors, officers or employees of Select, and such director, officer or employee will have no duty to communicate or present such corporate opportunity to us, in each case so long as such corporate opportunity was not expressly offered to such person solely in their capacity as our director or officer.

Indemnification. We have included in our Certificate of Incorporation and Bylaws provisions to (1) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the DGCL and (2) indemnify our directors and officers to the fullest extent permitted by Section 145 of the DGCL. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

Amendments to Certificate of Incorporation. The provisions of our Certificate of Incorporation that could have anti-takeover effects as described above are subject to amendment, alteration, repeal, or rescission either by (1) our board of directors without the assent or vote of our stockholders or (2) the affirmative vote of the holder of not less than two-thirds (66 2/3%) of the outstanding shares of voting securities, depending on the subject provision. This requirement makes it more difficult for stockholders to make changes to the provisions in our Certificate of Incorporation which could have anti-takeover effects by allowing the holders of a minority of the voting securities to prevent the holders of a majority of voting securities from amending these provisions of our Certificate of Incorporation.

Amendments to Bylaws. Our Certificate of Incorporation provides that our Bylaws are subject to adoption, amendment, alteration, repeal, or rescission either by (1) our board of directors without the assent or vote of our stockholders or (2) the affirmative vote of the holders of not less than two-thirds (66 2/3%) of the outstanding shares of voting securities. This provision makes it more difficult for stockholders to make changes in our Bylaws by allowing the holders of a minority of the voting securities to prevent the holders of a majority of voting securities from amending our Bylaws.